Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-111713, as amended, 333-120414, 333-120416 and 333-120417) of our reports dated March 18, 2013, with respect to the consolidated financial statements of Outdoor Channel Holdings, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of Outdoor Channel Holdings, Inc. and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2012.

/s/ Ernst & Young LLP

March 18, 2013

Los Angeles, California